Exhibit 99.1

Contacts: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Announces Stronger Than

Anticipated Second Quarter Fiscal 2013 Net Sales and Net Income

•	Preliminary Second Quarter Fiscal 2013 Net Sales of Approximately $136 Million, Up 48% Year-over-Year

•	Preliminary Net Income from Continuing Operations Per Diluted Share of Approximately $0.23 to $0.24 versus $0.01 for Same Quarter Last Year

•	Company Reiterates Full Year Fiscal 2013 Financial Guidance

SPRINGFIELD, Mass., November 19, 2012 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced preliminary net sales and earnings per share results for its fiscal 2013 second quarter period ended October 31, 2012.

Preliminary net sales from continuing operations for the fiscal second quarter were approximately $136 million, an increase of approximately $44 million, or 48%, compared with net sales from continuing operations for the corresponding quarter a year ago. Preliminary net sales surpassed the company’s previous guidance range of $130 million to $135 million. The company noted that the increase in net sales was driven by continued strength in orders across its product lines, including M&P™ branded products such as pistols, modern sporting rifles, and the new Shield™. Preliminary GAAP net income from continuing operations is expected to be between $0.23 and $0.24 per diluted share, compared with net income of $0.01 per diluted share from continuing operations for the corresponding quarter a year ago. This is higher than the company’s previous guidance for GAAP net income per diluted share from continuing operations of $0.19 to $0.21.

Based on the strength of the company’s preliminary fiscal 2013 second quarter financial performance and current outlook for the year, the company is reiterating its guidance for net sales from continuing operations for full year fiscal 2013 of between $530 million and $540 million, which would represent year-over-year growth from continuing operations of approximately 30%. The company is also reiterating its guidance for fiscal 2013 GAAP earnings per diluted share from continuing operations of between $0.85 and $0.90.

The results provided in this press release are preliminary and subject to completion and review of the company’s financial statements in conjunction with the company’s Form 10-Q Report for the quarter ended October 31, 2012.

Conference Call and Webcast

The company will host a conference call and webcast on Thursday, December 6, 2012, to discuss its second quarter fiscal 2013 financial and operational results. Speakers on the conference call will include James Debney, President and CEO, and Jeffrey D. Buchanan, Executive Vice President and CFO. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the call via telephone may call directly at 866-770-7129 and reference conference code 97402682. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P™, and Thompson/Center Arms. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, call (800) 331-0852 or log on to

www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the continued strength in orders across our product line, including M&P™ branded products such as pistols, modern sporting rifles, and the new Shield™; our outlook for net sales from continuing operations, year-over-year growth from continuing operations, and GAAP earnings per diluted share from continuing operations for the full 2013 fiscal year; and the results of our review of our financial statements in conjunction with our Form 10-Q Report for the quarter ended October 31, 2012, including our final net sales from continuing operations and GAAP net income per diluted share from continuing operations for our second quarter fiscal 2013. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the costs and ultimate conclusion of certain legal matters, including the DOJ and SEC matters; the state of the U.S. economy; general economic conditions, and consumer spending patterns; the potential for increased gun control; speculation surrounding fears of terrorism and crime; our growth opportunities; our anticipated growth; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of our hunting products in the consumer discretionary marketplace and distribution channel; our penetration rates in new and existing markets; our strategies; our ability to introduce new products; the success of new products; our ability to expand our markets; the potential for cancellation of orders from our backlog; the effects of the divestiture of our security solutions business on our core firearm business; and other risks detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the fiscal year ended April 30, 2012.